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                                                                     Exhibit 5.2


                 [LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]




                                December 18, 1998




FW Preferred Capital Trust I and Trust II
c/o Foster Wheeler Corporation
Perryville Corporate Park
Clinton, New Jersey  08809

                  Re:      FW Preferred Capital Trust I
                           FW Preferred Capital Trust II

Ladies and Gentlemen:

                  We have acted as special Delaware counsel for FW Preferred Capital Trust I and FW Preferred Capital Trust II, each a Delaware business trust (each an "Issuer Trust," and collectively, the "Issuer Trusts"), in connection with the matters set forth herein. This opinion is being delivered in accordance with the requirements of Item 604(b)(5) of Regulations S-K under the Securities Act of 1933, as amended.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

                  (a) The Certificate of Trust of each Issuer Trust (the "Certificate of Trust"), each as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 8, 1998;

                  (b) The Declaration of Trust of each Trust, each dated as of May 8, 1998, each between Foster Wheeler Corporation, a New York corporation (the "Company"), and the trustees of the Issuer Trust named therein;

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FW Preferred Capital Trust
December 18, 1998
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                  (c)      The Registration Statement (the "Registration
                           Statement") on Form S-3, including a prospectus (the "Prospectus") relating to the ___% Preferred Securities of the Issuer Trusts representing preferred undivided beneficial interests in the Issuer Trusts (each, a "Preferred Security" and collectively, the "Preferred Securities"), as filed by the Company and the Issuer Trust as set forth therein with the Securities and Exchange Commission on December , 1998, as amended;

                  (d) A form of the Amended and Restated Declaration of Trust of each Issuer Trust, each to be entered into among the Company, the trustees of the Issuer Trust named therein, and the holders, from time to time, of undivided beneficial interests in the Issuer Trust (the "Declaration of Trust"), each attached as an exhibit to the Registration Statement;

                  (e) A Certificate of Good Standing for each Trust, dated December, 1998, obtained from the Secretary of State; and

                  (f) the form of the Preferred Securities of each of the Issuer Trusts.

                  Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust.

                  For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  With respect to all documents examined by us, we have assumed
(i) the authenticity of all documents submitted to us as authentic originals,
(ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                  For purposes of this opinion, we have assumed (i) that each Declaration of Trust constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of each Issuer Trust, and that each Declaration of Trust and each Certificate of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has


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FW Preferred Capital Trust
December 18, 1998
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the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Issuer Trusts (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with each Declaration of Trust and the Prospectus, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with each Declaration of Trust and the Prospectus. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

                  This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

                  Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                  1. Each Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business
Trust Act, 12 Del. C. ss. 3801, et seq.

                  2. The Preferred Securities will have been duly authorized for issuance and will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of each Trust.

                  3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in each Declaration of Trust.


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FW Preferred Capital Trust
December 18, 1998
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                  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                             Very truly yours,

                                             /s/ Richards, Layton & Finger, P.A.



GCK/sek